Exhibit 99.(a)(1)(F)

RACKABLE SYSTEMS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

REMINDER OF EXPIRATION DATE

To All Rackable Systems Optionholders Eligible to Participate in the Offer to Exchange:

REMINDER — If you are electing to exchange any of your Eligible Option Grants under the Stock Option Exchange Program, the deadline to deliver your Election Form to Quoc Nguyen, Rackable Systems HR Generalist, is July 10, 2007 at 5:00 p.m. Pacific Time.

A copy of the Election Form along with instructions for completing and delivering the form can be found at http://collab.rackable.com/twiki/bin/view/Main/HumanResources or by contacting Quoc Nguyen, Rackable Systems HR Generalist. We cannot accept late submissions, and therefore we urge you to respond early to avoid any last minute problems.

If you are not electing to tender any of your outstanding Eligible Option Grants for exchange, then no action is required on your part.

If you have questions regarding the Stock Option Exchange Program, contact Quoc Nguyen, Rackable Systems HR Generalist, at (510) 933-8398 or qnguyen@rackable.com.